UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2024

TRxADE HEALTH, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-39199	46-3673928
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2420 Brunello Trace

Lutz, Florida 33558

(Address of Principal Executive Offices)

(800) 261-0281

(Registrant’s Telephone Number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $ 0.00001 per share	MEDS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

TRxADE HEALTH Inc. (the “Company”) together with Trxade, Inc., a wholly owned subsidiary of the Company, and Micro Merchant Systems, Inc. (“MMS”) entered into an asset purchase agreement on February 16, 2024 (the “Purchase Agreement”) under which MMS agreed to purchase for cash substantially all of the assets of Trxade, Inc. Trxade, Inc. operates a web-based market platform designed to enable trading among healthcare buyers and sellers of pharmaceuticals, accessories and services. After completion of the asset sale by Trxade, Inc., the Company, through its wholly owned subsidiary, Integra Pharma Solutions, LLC, will continue to own assets related to, and conduct business as a licensed pharmaceutical wholesaler that sells brand, generic and non-drug products, and otherwise continue to own its assets that are unrelated to the web-based market platform operated by Trxade, Inc.

The purchase price under the Purchase Agreement to be paid at closing is $22.5 million, subject to customary adjustments for cash, indebtedness, working capital and transaction expenses. Subject to the terms and conditions of the Purchase Agreement, if, during the period beginning on the closing date and ending on the four-month anniversary of the closing date MMS receives $1.6 million or greater in certain collections from third parties resulting from any products or services sold, or provided, by the business assets and operations acquired from Trxade, Inc., Trxade, Inc. will be due an additional $7.5 million payment from MMS.

The Purchase Agreement contains customary representations, warranties and covenants for transactions of this type. Among the covenants are a non-competition and non-solicitation covenant. Subject to certain limitations in the Purchase Agreement, Trxade, Inc. is required to indemnify and defend MMS for certain losses resulting from breaches or inaccuracies of Trxade, Inc.’s representations, warranties and covenants made in the Purchase Agreement and for certain other matters, in each case, as set forth in the Purchase Agreement. MMS’s recourse to Trxade, Inc. for post-closing indemnification claims is capped under the Purchase Agreement at 10% of the total purchase price (including, if any, the performance payment), subject to customary exceptions. The Company is a party to the Purchase Agreement for the limited purposes of being a guarantor of certain of Trxade, Inc.’s potential obligations under the Purchase Agreement, and to be subject to certain of the restrictive covenants in the Purchase Agreement.

The representations and warranties in the Purchase Agreement are made solely for the benefit of the respective parties thereto. The assertions embodied in such representations and warranties are qualified by information contained in schedules that the parties exchanged in connection with the signing of the Purchase Agreement. In addition, these representations and warranties (i) may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate, (ii) may apply materiality standards different from what may be viewed as material to investors, and (iii) were made only as of the date of the respective agreements or as of such other date or dates as may be specified in such agreements. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the respective agreements, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Investors are urged not to rely on such representations and warranties as characterizations of the actual state of facts or circumstances at this time or any other time.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this Current report and is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On February 16, 2024, the parties consummated the closing of the transactions contemplated by the Purchase Agreement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 9.01. Financial Statements and Exhibits.

(b) Pro Forma Financial Information

Pursuant to Item 9.01(a)(3) and (b)(2), no pro forma financial information is being filed with this Current Report. To the extent that pro forma financial information are determined to be required by this Item, it will be filed in an amendment to this Current Report.

(d) Exhibits.

Exhibit No.	Description

2.1	Asset Purchase Agreement between Trxade, Inc., Micro Merchant Systems, Inc. and TRxADE Health Inc. (for the limited purposes identified therein), dated February 16, 2024

104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRxADE HEALTH, INC.

	By:	/s/ Suren Ajjarapu
Suren Ajjarapu
Chief Executive Officer

Date: February 16, 2024